Worlds Inc. Files Patent Infringement Lawsuit against Activision Blizzard, Inc., Blizzard Entertainment, Inc., and Activision Publishing, Inc.

Boston, MA, April 5, 2012 - Worlds Inc. (OTC BB: WDDD) filed a patent infringement lawsuit against Activision Blizzard, Inc., Blizzard Entertainment, Inc. and Activision Publishing, Inc. in the United States District Court for the District of Massachusetts on March 30, 2012. Activision's World of Warcraft® and Call of Duty® video games have been identified in the complaint as infringing on Worlds' patents. Max L Tribble, lead counsel of Susman Godfrey L.L.P, will be lead counsel for Worlds in the suit. Tribble has an extensive track record of patent infringement lawsuit wins and settlements for plaintiffs in lawsuits against large corporations, including: Paltalk v. Microsoft; Mass Engineered Design v. Ergotron & Dell, et al; Sky Technologies v. Oracle; and Sky Technologies v. IBM.

Worlds Inc. owns US patents numbers 8,082,501, 7,493,558, 7,945,856 and 7,181,690 titled "System and Method for Enabling Users to Interact in a Virtual Space" and has additional continuation claims in process before the U.S Patent & Trademark Office (USPTO).  These patents relate to computer architecture for three-dimensional graphical multi-user interactive virtual world systems. Such systems are utilized in Massive Multi-Player Online Role-Playing Games (MMORPG).

Worlds’ patents cover technologies and methods relating to a highly scalable architecture for a 3-D graphical, multi-user, interactive virtual world system. In certain situations, multiple users interact within this virtual world environment, each viewing the virtual world from their own perspective. The virtual world shows avatars representing the other users who are neighbors of the user viewing the virtual world. Worlds’ patents include, but are not limited to, the various aspects of the information transmission and processing that allow the users to view in real time where other users and background objects are in relation to their own position as they move about in the virtual space. For full patent details, visit www.USPTO.gov.

"Worlds has been a key player in developing the technologies and methods relating to interaction in virtual space that have shaped the industry and enabled today’s virtual worlds gaming environments to be so interactive and realistic," stated Thom Kidrin, Worlds Inc. CEO. “Each notice of allowance from the USPTO reaffirms our position as an innovative ‘first-mover’ in these areas. Technologies created by Worlds have helped the businesses of virtual worlds gaming and the sale of virtual goods to grow into a multi-billion dollar industry. While we are pleased to see that the gaming industry and its rapidly growing customer base have enthusiastically embraced our patented technologies, we deserve fair compensation for their use.”

"We intend to protect Worlds’ intellectual property and enforce its property rights," said Max L. Tribble, lead counsel of Susman and Godfrey L.L.P. "However, we welcome a dialog with Activision/Blizzard and other MMORPG game vendors. We look forward to a speedy and just resolution of this matter."

The Company's online operations, software assets and technology platform have been spun off into its Worlds Online Inc. subsidiary, which the Company expects will be a separately trading stock on the OTC:BB. Details of the spin-off and dividend were announced on March 31, 2011 and can be viewed in Worlds’ 5/18/11 8-K SEC Filing.

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About Worlds Inc.:

Worlds Inc. (OTC:BB:WDDD) is a leading intellectual property developer and licensee of patents related to 3D online virtual worlds. The Company has a portfolio of 6 US patents and 1 “notice of allowance” for a seventh patent for multi-server technology for 3D applications. Such patents have been licensed to Worlds Online and are expected to be licensed to other industry participants. Worlds Online offers technology that provides convergence opportunities between social media sites, blogs, product marketing, and the creation of worlds, which utilize 3D virtual technology and other features to provide revenue opportunities.

The Company’s principle goal will be to continue to grow their IP portfolio, while protecting and monetizing it. In addition, Worlds Inc. intends to be active in the creation and acquisition of related digital media technologies and patents that complement their current patent portfolio and that broaden the features, versatility and reach of the technology to allow for its utilization in the broadest possible way.

About Susman Godfrey L.L.P.

Susman Godfrey L.L.P., a law firm with more than 80 lawyers, was recently named one of the top litigation boutiques in the country by The American Lawyer. The firm represents plaintiffs and defendants in a broad range of commercial litigation matters, including antitrust, patent and intellectual property, securities and corporate governance litigation, energy, commercial and products liability, bankruptcy and financial restructuring, accounting malpractice, arbitration, climate change, and international litigation. The firm has offices in Houston, Dallas, Seattle, Los Angeles, and New York. For additional information, visit www.susmangodfrey.com.

Forward Looking Statements

This release contains certain forward-looking statements and information relating to Worlds Inc. that are based on the beliefs of Worlds' management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about its business based on certain assumptions of its management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including, among other factors, changes in demand for the Company's services and products, changes in the economic environment and changes in technology. Additional risk factors are included in the Company's public filings with the SEC. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as "hoped," "anticipated," "believed," "estimated," "should," "preparing,"  "expected" or words of a similar nature. The Company does not intend to update these forward-looking statements.

CONTACTS:

Investor Relations:

Richard Cooper, Cooper Global Comm., 212 209 7360, rcooper@cgc-us.com

Media Relations:

Julie Shepherd, Accentuate PR, 815 479 1833, Julie@accentuatepr.com